Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is entered into as of the 1st day of April, 2005, by and between Rayovac Corporation, a Wisconsin corporation (the “Company”), and Kent J. Hussey (the “Executive”).

WHEREAS, the Company and the Executive wish to amend and restate the provisions of the Executive’s Employment Agreement with the Company, dated October 1, 2002, as the Company desires to employ the Executive upon the terms and conditions set forth herein;

WHEREAS, the Executive is willing and able to accept such employment on such terms and conditions; and

WHEREAS, Executive’s initial or continued employment with the Company is expressly conditioned upon the agreement by the Executive to the terms and conditions of such employment as contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein (promises that include benefits to which Executive would not otherwise be entitled or receive), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Employment Duties and Acceptance. The Company hereby employs the Executive, and the Executive agrees to serve and accept employment, as the President and Chief Operating Officer of the Company, reporting directly to the Chairman and Chief Executive Officer of the Company (the “CEO”). In connection therewith, as President and Chief Operating Officer, the Executive shall have general supervision of the day-to-day affairs of the Company and the supervision and direction of the actions of certain other officers of the Company, subject to the supervision of the Chairman and CEO. During the Term (as defined below), the Executive shall devote substantially all of his working time to such employment and appointment and shall devote his best efforts to advance the interests of the Company.

2.	Term of Employment. Subject to Section 4 hereof, the Executive’s employment and appointment hereunder shall be for a term commencing on the date hereof and expiring on September 30, 2008 (the “Term”). Upon expiration of the Term, this Agreement shall automatically extend for successive periods of one (1) year, unless the Executive or the Company shall give notice to the other at least ninety (90) days prior to the end of the Term (or any annual extension thereof) indicating that it does not intend to renew the Agreement.

3.

Compensation. In consideration of the performance by the Executive of his duties hereunder, the Company shall pay or provide to the Executive the following compensation which the Executive agrees to accept in full satisfaction for his services, it being understood that necessary withholding taxes, FICA contributions and the like shall be deducted from such compensation:

(a)	Base Salary. The Executive shall receive a base salary equal to Five Hundred Twenty-Five Thousand Dollars ($525,000) per annum effective April 1, 2005 for the duration of the Term (“Base Salary”), which Base Salary shall be paid in equal monthly installments each year, to be paid monthly in arrears. The Board of Directors of the Company (the “Board”) will review from time to time the Base Salary payable to the Executive hereunder and may, in its discretion, increase the Executive’s Base Salary. Any such increased Base Salary shall be and become the “Base Salary” for purposes of this Agreement.

(b)	Bonus. The Executive shall receive a bonus for each fiscal year ending during the Term, payable annually in arrears, which shall be based on 75% of Base Salary, provided the Company achieves certain annual performance goals established by the Board from time to time (the “Bonus”). The Board may, in its discretion, increase the annual Bonus. Any such increased annual Bonus shall be and become the “Bonus” for such fiscal year for purposes of this Agreement.

(c)	Insurance Coverages and Pension Plans. The Executive shall be entitled to such insurance, pension and all other benefits as are generally made available by the Company to its executive officers from time to time, including, without limitation, any SERP and/or MERP.

(d)	Existing Stock Options and Restricted Stock Awards. All stock options and restricted stock awards previously granted to the Executive shall remain in full force and effect in accordance with their terms. If the Company implements a new stock plan in the future, the Executive may participate to the extent authorized by the Board.

(e)	New Restricted Stock Award. The Company shall grant the Executive restricted shares of the Company’s common stock as follows. On April 1, 2005, Executive shall be awarded 40,000 shares of the Company’s common stock, shares that will include restrictions prohibiting the sale, transfer, pledge, assignment or other encumbrance of such stock (“Restricted Shares”), provided, however, that restrictions on 50% of the Restricted Shares shall lapse on October 1, 2006 and the restrictions on the remaining 50% of the Restricted Shares shall lapse on October 1, 2007. Notwithstanding anything else set forth above, (i) restrictions on Restricted Shares shall also lapse on a change in control of the Company (as defined in the company’s stock plan governing such award) (“Change in Control”) and (ii) any unlapsed shares of Restricted Stock shall be forfeited to the Company in the event the Executive’s employment with the Company terminates for any reason prior to a Change in Control. Additional terms and conditions of such restricted stock award shall be set forth in an agreement with such terms and conditions being substantially similar (other than as set forth above) to the terms and conditions of previous restricted stock award grants to similarly situated Company executives.

(f)	Annual Restricted Stock Awards. Subject to approval by the Compensation Committee of the Board and the Board, on each October 1 during the term of this Agreement commencing October 1, 2005, the Executive shall be awarded that number of shares (rounded up to the nearest whole share) of the Company’s common stock with a Fair Market Value equal to One Hundred and Fifty Percent (150%) of the Base Salary then in effect. Each such award will provide for vesting in three (3) equal tranches on each December 1st thereafter, beginning the year following the grant date, with (except as otherwise provided herein or in the applicable plan document) the vesting of Fifty Percent (50%) of each such vesting tranche to be subject to the Executive’s continued employment with the Company as of each applicable December 1st and the remaining Fifty Percent (50%) of each such vesting tranche to be subject to the achievement of performance goals to be established by the Board from time to time (“Performance-Based Restricted Stock”), provided that One Hundred Percent (100%) of each outstanding vesting tranche shall vest upon a Change in Control. If the required performance goals are not met in any fiscal year, so that the restrictions on Performance-Based Restricted Stock scheduled to lapse for such year do not so lapse, the restrictions on such Performance-Based Restricted Stock will lapse the December 1 first following the originally scheduled lapse date. Notwithstanding anything else set forth above, (i) restrictions on such shares shall also lapse on a Change in Control and (ii) any unlapsed shares of restricted stock shall be forfeited to the Company in the event the Executive’s employment with the Company terminates for any reason prior to a Change in Control. Additional terms and conditions of such restricted stock award shall be set forth in an agreement with such terms and conditions being substantially similar (other than as set forth above) to the terms and conditions of previous restricted stock award grants to similarly situated Company executives.

(g)	Vacation. The Executive shall be entitled to four (4) weeks vacation each year.

(h)	Other Expenses. The Executive shall be entitled to reimbursement of all reasonable and documented expenses actually incurred or paid by the Executive in the performance of the Executive’s duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy. All expense reimbursements and other perquisites of the Executive are reviewable periodically by the Compensation Committee of the Board, if there be one, or the Board.

(i)	Automobile. The Company shall provide the Executive with the use of a leased automobile suitable for a President and Chief Operating Officer of a company similar to the Company. Unless the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled to purchase such automobile for $100 upon the earlier of (i) the expiration of the lease for such automobile or (ii) the termination of Executive’s employment.

(j)	D&O Insurance. The Executive shall be entitled to indemnification from the Company to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by the Executive, unless authorized or ratified by the Board. Such indemnification shall be covered by the terms of the Company’s policy of insurance for directors and officers in effect from time to time (the “D&O Insurance”). Copies of the Company’s charter, by-laws and D&O Insurance will be made available to the Executive upon request.

(k)	Legal Fees. The Company shall pay the Executive’s actual and reasonable legal fees incurred in connection with the preparation of this Agreement.

4.	Termination.

(a)	Termination by the Company with Cause. The Company shall have the right at any time to terminate the Executive’s employment hereunder without prior notice upon the occurrence of any of the following (any such termination being referred to as a termination for “Cause”):

(i)	the commission by the Executive of any deliberate and premeditated act taken by the Executive in bad faith against the interests of the Company;

(ii)	the Executive has been convicted of, or pleads nolo contendere with respect to, any crime (felony or less) the circumstances of which substantially relate to the circumstances, duties or responsibilities of Executive’s position with the Company;

(iii)	the current use of illegal drugs, misuse of legal drugs, or intoxication of Executive in the workplace or while performing his duties or responsibilities associated with his position, the Executive’s failure of a Company-related drug test, or the violation of any Company drug policy;

(iv)	the willful failure or refusal of the Executive to perform his duties as set forth herein or the willful failure or refusal to follow the direction of the CEO, provided such failure or refusal continues after thirty (30) days of the receipt of notice in writing from the CEO or of such failure or refusal, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate the Executive’s employment hereunder if such failure or refusal is not remedied within such thirty (30) day period; or

(v)	the Executive breaches any of the terms of this Agreement or any other Agreement between the Executive and the

Company which breach is not cured within thirty (30) days subsequent to notice from the Company to the Executive of such breach, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate the Executive’s employment hereunder if such breach is not cured within such thirty (30) day period.

If the definition of termination for “Cause” set forth above conflicts with such definition in the Executive’s time-based or performance- based stock option agreements (collectively, the “Stock Option Agreements”) or any agreements referred to therein, the definition set forth herein shall control.

(b)	Termination by Company for Death or Disability. The Company shall have the right at any time to terminate the Executive’s employment hereunder upon thirty (30) days prior written notice upon the Executive’s inability to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least six (6) consecutive months (for purposes hereof, “disability” has the same meaning as in the Company’s disability policy), if within 30 days after such notice of termination is given, the Executive shall not have returned to the full-time performance of his duties. The Company’s obligations hereunder shall, subject to the provisions of Section 5(b), also terminate upon the death of the Executive.

(c)	Termination by Company without Cause. The Company shall have the right at any time to terminate the Executive’s employment for any other reason without Cause upon sixty (60) days prior written notice to the Executive.

(d)	Voluntary Termination by Executive. The Executive shall be entitled to terminate his employment and appointment hereunder upon sixty (60) days prior written notice to the Company. Any such termination shall be treated as a termination by the Company for “Cause” under Section 5, unless notice of such termination was given within sixty (60) days after a Change in Control, in which case such termination shall be treated in accordance with Section 5(c) hereof.

(e)	Constructive Termination by the Executive. The Executive shall be entitled to terminate his employment and appointment hereunder, without prior notice, upon the occurrence of a Constructive Termination. Any such termination shall be treated as a termination by the Company without Cause. For this purpose, a “Constructive Termination” shall mean:

(i)	a reduction in Base Salary (other than as permitted hereby);

(ii)	a reduction in annual Bonus opportunity;

(iii)	a change in location of office of more than seventy-five (75) miles from Atlanta, Georgia;

(iv)	unless with the express written consent of the Executive, (a) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive’s position, authority or responsibilities as contemplated by Section 1 of this Agreement or (b) any other substantial change in such position, including titles, authority or responsibilities from those contemplated by Section 1 of the Agreement; or

(v)	any material reduction in any of the benefits described in Section 3(c), (g), (h), (i) or (j) hereof.

For purposes of any stock option Agreements or restricted stock award agreements, Constructive Termination shall be treated as a termination of employment by the Company without “Cause.”

(f)	Notice of Termination. Any termination by the Company for Cause or by the Executive for Constructive Termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8. For purposes of this Agreement, a “Notice of Termination” means a written notice given prior to the termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice, unless a thirty-day notice is required pursuant to another section of this Agreement). The failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Constructive Termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

5.	Effect of Termination of Employment.

(a)	With Cause. If the Executive’s employment is terminated with Cause, the Executive’s salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination; provided, however, that the Executive shall be entitled to continue to participate in the Company’s medical benefit plans to the extent required by law.

(b)	Without Cause, Death or Disability. If the Executive’s employment is terminated by the Company(a) without Cause or (b) by reason of death or disability, and the Executive executes a separation agreement with a release of claims agreeable to the Company (to the extent that the Executive is physically and mentally capable to execute such an agreement), then the Company shall pay the Executive the amounts and provide the Executive the benefits as follows:

(i)	The Company shall pay to the Executive as severance, an amount in cash equal to double the sum of (A) the Executive’s Base Salary, and (B) the annual Bonus (if any) earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which the termination occurs, such cash amount to be paid to the Executive ratably monthly in arrears over the 24-month period immediately following such termination. Notwithstanding the foregoing, if payment in accordance with the preceding sentence would subject the Executive to tax under section 409A of the Internal Revenue Code of 1986, as amended, then payment will be suspended until the first date as of which payment can be made without subjecting the Executive to such tax.

(ii)	For the greater of (i) the 24-month period immediately following such termination or (ii) the remainder of the Term, the Company shall arrange to provide the Executive and his dependents the additional benefits specified in Section 3(c) substantially similar to those provided to the Executive and his dependents by the Company immediately prior to the date of termination, at no greater cost to the Executive or the Company than the cost to the Executive and the Company immediately prior to such date. Benefits otherwise receivable by the Executive pursuant to this Section 5(b)(ii) shall cease immediately upon the discovery by the Company of the Executive’s breach of the covenants contained in Section 6 or 7 hereof. In addition, benefits otherwise receivable by the Executive pursuant to this Section 5(b)(ii) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the 24-month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the date of termination.

(iii)	The Executive’s accrued vacation (determined in accordance with Company policy) at the time of termination shall be paid as soon as reasonably practicable.

(iv)	Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed.

(v)	If the Executive’s employment with the Company terminates during the Term, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 5.

(c)	Following Change in Control. If the Executive elects to terminate his employment within sixty (60) days following a Change in Control in accordance with Section 4(d), and the Executive executes a separation agreement with a release of claims agreeable to the Company (to the extent that the Executive is physically and mentally capable to execute such an agreement), then such termination by the Executive shall be treated as a termination by the Company without Cause, and the Executive shall be entitled to the compensation provided in Section 5(b) except that instead of the payment provided for in Section 5(b)(i)(B) hereof, the Executive shall be entitled to the annual Bonus (if any) earned pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which such termination occurs, and he shall be entitled to the full amount of such Bonus even if he terminates his employment before the end of such fiscal year. Notwithstanding the foregoing, the Company may require that the Executive continue to remain in the employ of the Company for up to a maximum of six (6) months following the Change in Control (the “Post-Term Period”). The Company shall place the maximum cash payments payable pursuant to Section 5(b) (as modified by the provisions of this Section 5(c) above with respect to Section 5(b)(i)(B) hereof) in escrow with a commercial bank or trust company mutually acceptable to the Company and the Executive as soon as practicable following the Change in Control. For the Post-Term Period, the Company shall make the cash payments that would otherwise be required pursuant to Section 3 . At the expiration of the Post-Term Period, the Executive shall receive all cash amounts due the Executive from the amount held in escrow ratably monthly over the24-month period immediately following such termination (all such cash payments to be deducted from the amount placed in escrow) with the balance (if any) returned to the Company. If the Company does not require that the Executive remain in the employ of the Company, the Company shall pay the Executive all cash amounts payable pursuant to Section 5(b) (as modified by the provisions of this Section 5(c) above with respect to Section 5(b)(i)(B) hereof) ratably monthly over the 24-month period immediately following such termination (all such cash payments to be deducted from the amount placed in escrow) with the balance (if any) returned to the Company. Notwithstanding the foregoing, if payment in accordance with the preceding sentence would subject the Executive to tax under section 409A of the Internal Revenue Code of 1986, as amended, then payment will be suspended until the first date as of which payment can be made without subjecting the Executive to such tax.

The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and if the Executive does obtain other employment, all amounts payable by the Company under this Agreement shall remain fully due and payable.

(d)	Upon Retirement. If At the end of the Term or when Executive is no longer employed full time as President and Chief Operating Officer of the Company (but remains employed in some capacity by the Company as mutually agreed to by Executive and the Company), then the Company shall pay the Executive the amounts and provide the Executive the benefits as follows:

(i)	all restrictions shall lapse on any of Executive’s restricted stock granted prior to the end of the Term, other than any restricted stock issued pursuant to the Super Bonus Program;

(ii)	Company shall reimburse Executive for the reasonable expenses associated with Executive’s tax preparation and financial planning services for a period of ten (10) years from the end of the Term; and

(iii)	For a period of ten (10) years from the end of the Term, the Company shall arrange to provide the Executive and his spouse with continuing medical, dental and life insurance benefits substantially similar to those provided to the Executive and his spouse by the Company immediately prior to the end of the Term, at no greater cost to the Executive than the cost to the Executive immediately prior to such date.

6.	Agreement Not to Compete.

(a)	The Executive agrees that during the Non-Competition Period (as defined below), he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, or in any other capacity, provide services of the same or similar kind or nature that he provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market), any competitor of the Company (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services developed, designed or sold by the Company) The “Non-Competition Period” is (a) the longer of the Executive’s employment hereunder plus (b) a period of one (1) year thereafter. In recognition, acknowledgement and agreement that the Company’s business and operations extend throughout North America and beyond, the parties agree that the geographic scope of this covenant not to compete shall extend to North America.

(b)	Without limiting the generality of clause (a) above, the Executive further agrees that during the Non-Competition Period, he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, solicit or otherwise contact any of the Company’s customers with whom the Executive had contact, responsibility for, or had acquired confidential information about by virtue of his or her employment with the Company at any time during his or her employment, if such contact is for the general purpose of selling products that satisfy the same general needs as any products that the Company had available for sale to its customers during the Non-Competition Period.

(c)	The Executive agrees that during the Non-Competition Period, he shall not initiate contact in order to induce, solicit or encourage any person to leave the Company’s employ. Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

(d)	If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law.

(e)	For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company.

7.	Secret Processes and Confidential Information.

(a)	The Executive agrees to hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by the Executive from the Company and any confidential information or materials of other parties received by the Executive in connection with the performance of his duties hereunder. For purposes of this Section 7(a), confidential information or materials shall include existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques and business ideas or practices. The restriction on the Executive’s use or disclosure of the confidential information or materials shall remain in force during the Executive’s employment hereunder and until the earlier of (x) a period of 2 (two) years thereafter or (y) such information is of general knowledge in the industry through no fault of the Executive or any agent of the Executive. The Executive also agrees to return to the Company promptly upon its request any Company information or materials in the Executive’s possession or under the Executive’s control. This Section 7(a) is not intended to preclude Executive from being gainfully employed by another. Rather, it is intended to prohibit Executive from using the Company’s confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

(b)

The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive’s employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive’s use of the Company’s premises or property (collectively called the “Inventions”). The Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. The Executive agrees to assist the Company at the Company’s expense to obtain and from time to time enforce patents and copyrights on the Inventions.

(c)	Upon the request of, and, in any event, upon termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof.

(d)	Nothing in this Section 7 diminishes or limits any protection granted by law to trade secrets or relieves the Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

8.	Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a)	For notices and communications to the Company:

Rayovac Corporation

Six Concourse Parkway

Suite 3300

Atlanta, Georgia 30328

Facsimile: (770) 829-6298

Attention: Board of Directors

with a copy to:

Rayovac Corporation

Six Concourse Parkway

Suite 3300

Atlanta, Georgia 30328

Facsimile: (770) 829-6298

Attention: James T. Lucke

(b)	For notices and communications to the Executive:

Kent J. Hussey

15805 Savona Way

Naples, FL 34110

Facsimile: (239) 594-2669

with a copy to:

Sutherland, Asbill & Brennan LLP

999 Peachtree Street, N.E.

Atlanta, GA 30309

Facsimile: (404) 853-8806

Attention: Mark D. Kaufman

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9.	General.

(a)	Governing Law. This Agreement shall be construed under and governed by the laws of the State of Wisconsin, without reference to its conflicts of law principles.

(b)	Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(c)	Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

(d)	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(e)	Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation during his employment hereunder in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any affiliated company at or subsequent to the date of the Executive’s termination of employment with the Company shall, subject to the terms hereof or any other agreement entered into by the Company and the Executive on or subsequent to the date hereof, be payable in accordance with such plan or program.

(f)	Mitigation. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall give a Notice of Termination for Constructive Termination and it shall thereafter be determined that Constructive Termination did not take place, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, and the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date had he terminated his employment voluntarily at such date under Section 4(d) of this Agreement.

(g)	Equitable Relief. The Executive expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company.

(h)	Severability. Sections 6(a), 6(b), 6(c), 7(a), 7(b) and 9(h) of this Agreement shall be considered separate and independent from the other sections of this Agreement and no invalidity of any one of those sections shall affect any other section or provision of this Agreement. However, because it is expressly acknowledged that the pay and benefits provided under this Agreement are provided, at least in part, as consideration for the obligations imposed upon Executive under Sections 6(a), 6(b), 6(c), 7(a) and 7(b), should Executive challenge those obligations or any court determine that any of the provisions under these Sections is unlawful or unenforceable, such that Executive need not honor those provisions, then Executive shall not receive the pay and benefits, provided for in this Agreement following termination, if otherwise available to Executive, irrespective of the reason for the end of Executive’s employment.

(i)	Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RAYOVAC CORPORATION

By:	/s/ David A. Jones
David A. Jones
Chief Executive Officer

EXECUTIVE:

/s/ Kent J. Hussey
Kent J. Hussey